Exhibit 99.1

John L. Vogelstein
c/o Warburg Pincus LLC
466 Lexington Avenue
New York, New York  10017
Information Holdings Inc. (IHI)
November 29, 2004

Continuation Sheet

Form 4

Statement of Changes in Beneficial Ownership

Explanation of Responses:

Includes shares of common stock, par value $0.01 per share (“Common Stock”), of Information Holdings Inc. (the “Company”) held by Warburg, Pincus Ventures, L.P., a Delaware limited partnership (“WPV”).  The sole general partner of WPV is Warburg Pincus & Co., a New York general partnership (“WP”).  Warburg Pincus LLC, a New York limited liability company (“WP LLC”), is the manager of WPV.  By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934 (the “Exchange Act”), WP and WP LLC may be deemed to be the beneficial owners of the Common Stock held by WPV, although both WP and WP LLC disclaim beneficial ownership of such shares except to the extent of any indirect pecuniary interest therein.

Sidney Lapidus and John L. Vogelstein, directors of the Company, are general partners of WP and members of WP LLC.  As such, Messrs. Lapidus and Vogelstein may be deemed to be beneficial owners within the meaning of Rule 16a-1 under the Exchange Act of an indeterminate portion of the Company’s Common Stock beneficially owned by WPV.  Each of Messrs. Lapidus and Vogelstein disclaims beneficial ownership of such shares except to the extent of any indirect pecuniary interest therein.